For Immediate Release


Contact:          Hannah Burns      (212) 272-2395
                  Maura Gaenzle     (212) 272-4445
                  Ellen Glickman    (212) 272-8188



                         THE BEAR STEARNS COMPANIES INC.
                           REPORTS RECORD RESULTS FOR
                       FOURTH QUARTER AND FISCAL YEAR 1999

                     4th Quarter Earnings up 56%; ROE at 29%


NEW YORK -- July 21, 1999 -- The Bear Stearns Companies Inc. (NYSE: BSC) today announced record earnings for the company's fourth quarter and fiscal year 1999.

         Net income for the fourth quarter ended June 30, 1999 was $269.1 million, an increase of 56.2% from $172.3 million reported for the comparable quarter last year. Earnings per share for the fourth quarter increased 56.8% to $1.85 from $1.18 reported for the prior year's quarter. The results for the fourth quarter of fiscal year 1998 included a special charge of $108.0 million, or $0.42 per share, to increase litigation reserves. The annualized return on common stockholders' equity for the quarter was 29.0% compared to 21.8% for the fourth quarter of fiscal year 1998.

         Net income for the fiscal year ended June 30, 1999 increased 1.9% to $673.0 million, from $660.4 million for the fiscal year ended June 30, 1998. Earnings per share for fiscal year 1999 increased 2.3% to $4.48 from $4.38 reported for fiscal year 1998. The return on common stockholders' equity for the fiscal year was 18.8% compared to 21.7% for fiscal year 1998.

         Revenues, net of interest expense, for the fourth quarter of fiscal year 1999 were $1.5 billion, an increase of 23.7% from the $1.2 billion reported for the fourth quarter a year ago. Revenues, net of interest expense, for the fiscal year ended June 30, 1999 were $4.5 billion, up 3.7% from last year's net revenues of $4.3 billion.

         President and Chief Executive Officer James E. Cayne said, "We are extremely pleased with the firm's performance in our fourth quarter. All of our core businesses contributed to the record earnings, reflecting high levels of issuer and investor activity. Investment banking revenues for the fourth quarter were the highest ever, up 6% from the record set a year ago, reflecting increased mergers and acquisitions and advisory fees. Principal transactions revenues also hit a new high, up 45% from the fourth quarter a year ago, due to extremely strong customer order flow, particularly in the mortgage-backed securities, high yield and derivatives areas. In addition, our clearing business was again a significant and consistent contributor to our overall results."

         Commenting on the record results for the fiscal year, Mr. Cayne added, "Bear Stearns' consistent approach to building and operating its businesses served to strengthen the overall franchise in a year when the entire financial services industry was faced with extraordinary challenges and opportunities.
With our focus firmly on serving the needs of our clients and investors, we continued to expand our investment banking, research, sales and trading, and clearing businesses both domestically and in Europe."

A brief summary of selected components of the results of operations for the fourth quarter ended June 30, 1999 compared to the prior year period follows:

   Commission   revenues  rose  17.5%  to  a  record  $273.3   million.
   Principal transactions  revenues  reached a new high,  increasing 44.8% to
     $712.8 million.
   Investment banking revenues were up 6.2% to a record setting $324.9 million. Net interest revenues were down 6.0% to $166.9 million.
   Compensation as a percentage of net revenues was 48.5% versus 46.1%.

         As of June 30, 1999, total capital, including stockholders' equity and long-term borrowings, was $20.1 billion. Book value as of June 30, 1999 was $26.88 per share, based on 159,300,949 shares outstanding. Book value reflects a $0.51 per share tax benefit associated with the June 30, 1999 distribution of
7.3 million shares from the Capital Accumulation Plan.


Quarterly Cash Dividends Declared


         The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable August 27, 1999 to shareholders of record on August 13, 1999. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable October 15, 1999 to shareholders of record on September 30, 1999. In addition, other regular dividends declared by the Board of Directors include: (i) a cash dividend of $3.075 per share on the outstanding shares of 6.15% cumulative preferred stock, which is equivalent to 76.875 cents per related depositary share; (ii) a cash dividend of $2.86 per share on the outstanding shares of 5.72% cumulative preferred stock, which is equivalent to 71.50 cents per related depositary share; and (iii) a cash dividend of $2.745 per share on the outstanding shares of 5.49% cumulative preferred stock, which is equivalent to 68.625 cents per related depositary share, all payable October 15, 1999 to shareholders of record on September 30, 1999.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,800 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; and an international presence in Beijing, Buenos Aires, Dublin, Hong Kong, London, Lugano, Sao Paulo, Shanghai, Singapore and Tokyo. For additional information about Bear Stearns, please visit our website at http://www.bearstearns.com.

                                        ***
                          Financial Statements Attached

For a discussion of the risks and uncertainties that may affect the company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Management" in the company's 1998 Annual Report to Shareholders and its Form 10-K, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures about Market Risk" in the company's Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission.



                                      THE BEAR STEARNS COMPANIES INC.
                                    CONSOLIDATED STATEMENTS OF INCOME
                                                (UNAUDITED)

                                                  Three Months Ended                          Twelve Months Ended
                                        ----------------------------------------     --------------------------------------
                                            June 30,               June 30,             June 30,              June 30,
                                              1999                   1998                 1999                  1998
                                        ------------------     -----------------     ----------------     -----------------
                                                                (In thousands, except share data)
Revenues
     Commissions                          $       273,302       $       232,685      $     1,013,909      $        902,692
     Principal transactions                       712,776               492,214            1,929,137             1,726,982
     Investment banking                           324,901               305,875              839,301             1,001,494
     Interest and dividends                     1,007,445             1,202,524            4,008,566             4,285,595
     Other income                                  32,396                12,945               91,125                63,173
                                        ------------------     -----------------     ----------------     -----------------
        Total Revenues                          2,350,820             2,246,243            7,882,038             7,979,936
     Interest expense                             840,512             1,024,902            3,379,914             3,638,513
                                        ------------------     -----------------     ----------------      ----------------
     Revenues, net of interest expense          1,510,308             1,221,341            4,502,124             4,341,423
                                        ------------------     -----------------     ----------------     -----------------
Expenses
     Employee compensation and benefits           732,675               563,497            2,285,594             2,111,741
     Floor brokerage, exchange
        and clearance fees                         40,212                42,651              159,609               166,733
     Communications                                38,210                34,118              143,458               122,973
     Depreciation and amortization                 34,827                32,322              133,115               115,141
     Occupancy                                     28,195                25,664              108,521               100,559
     Advertising and market development            25,888                23,808               95,739                82,499
     Data processing and equipment                 16,785                11,172               61,017                47,785
     Other expenses                               163,126               217,083              450,963               530,500
                                        ------------------     -----------------     ----------------     -----------------
        Total expenses                          1,079,918               950,315            3,438,016             3,277,931
                                        ------------------     -----------------     ----------------     -----------------
Income before provision for
     income taxes                                 430,390               271,026            1,064,108             1,063,492
Provision for income taxes                        161,337                98,756              391,060               403,063
                                        ------------------     -----------------     ----------------     -----------------
Net income                                $       269,053       $       172,270      $       673,048               660,429
                                        ==================     =================     ================     =================
Net income applicable to
     common shares                        $       259,275       $       162,232      $       633,618               629,417
                                        ==================     =================     ================     =================
Earnings per share                        $          1.85       $          1.18 (1)  $          4.48 (1)   $          4.38 (1)
                                        ==================     =================     ================     =================
Weighted average common and
     common equivalent shares
     outstanding                              155,819,613           155,773,402 (1)      157,602,889 (1)       158,529,866 (1)
                                        ==================     =================     ================     =================
Cash dividends declared
     per common share                     $           .15       $          0.14 (1)  $           .59 (1)   $          0.57 (1)
                                        ==================     =================     ================     =================


(1) Adjusted for 5% stock dividend declared on January 20, 1999.

                       THE BEAR STEARNS COMPANIES INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)

                                                   Three Months Ended
                                           -----------------------------------
                                              June 30,          March 26,
                                                1999             1999 (1)
                                           ---------------   -----------------
                                              (In thousands,except share data)
Revenues
    Commissions                          $        273,302  $          245,131
    Principal transactions                        712,776             600,310
    Investment banking                            324,901             228,960
    Interest and dividends                      1,007,445             827,602
    Other income                                   32,396              15,884
                                        --------------------------------------
        Total Revenues                          2,350,820           1,917,887
    Interest expense                              840,512             687,764
                                        --------------------------------------
    Revenues, net of interest expense           1,510,308           1,230,123
                                        --------------------------------------
Expenses
    Employee compensation and benefits            732,675             594,694
    Floor brokerage, exchange
        and clearance fees                         40,212              35,958
    Communications                                 38,210              35,791
    Depreciation and amortization                  34,827              33,136
    Occupancy                                      28,195              28,515
    Advertising and market development             25,888              22,959
    Data processing and equipment                  16,785              17,954
    Other expenses                                163,126             128,185
                                        --------------------------------------
        Total expenses                          1,079,918             897,192
                                        --------------------------------------
Income before provision for
    income taxes                                  430,390             332,931
Provision for income taxes                        161,337             128,959
                                        --------------------------------------
Net income                               $        269,053  $          203,972
                                        ======================================
Net income applicable to
    common shares                        $        259,275  $          194,194
                                        ======================================
Earnings per share                       $           1.85  $             1.42
                                        ======================================
Weighted average common and
    common equivalent shares
    outstanding                               155,819,613         156,709,359
                                        ======================================
Cash dividends declared
    per common share                     $           0.15  $             0.15
                                        ======================================

(1)  Certain  amounts  have  been  restated  to  conform  to  current   period's
presentation.

